CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 12 2012, on the financial statements of Skinvisible, Inc. (“the Company”) for the period ended December 31, 2011 in the Company’s Form 10-K annual report to be filed with the United States Securities Exchange Commission. We also consent to the application of such report to the financial information in the Form 10-K, when such financial information is read in conjunction with the financial statements referred to in our report.

 /s/ Sarna & Company

Sarna & Company

Certified Public Accountants

Thousand Oaks, California

April 12, 2012